Exhibit 99.1

[Letterhead of SandRidge Permian Trust]

September 4, 2020

VIA EMAIL

Avalon Energy, LLC

5000 Quorum Drive, Suite 205

Dallas, Texas 75254

Attention:	Mr. Steven C. Pugh,
President and Chief Executive Officer

RE:	Your Letter Received September 2, 2020 Regarding SandRidge Permian Trust (the “Trust”)

Ladies and Gentlemen:

This letter is delivered in response to the letter from Avalon Energy, LLC (“Avalon”) to the Trust received on September 2, 2020 discussing Avalon’s support for a potential transaction between Montare Resources I, LLC (“Montare”) and the Trust. This letter provides initial responses to some, but not all, of the assertions in your letter, and we reserve the right to respond more fully if we consider it appropriate to do so.

As an initial matter, on August 24, 2020, counsel to The Bank of New York Trust Company, N.A. (“BNYM”), as trustee of the Trust (the “Trustee”), had communicated to counsel to Montare the Trustee’s determination that it would be in the best interests of the Trust unitholders for the Trustee to follow the termination and liquidation procedures set forth in Section 9.02(c) of the Amended and Restated Trust Agreement of the Trust (the “Trust Agreement”). This determination was made in light of the following disclosure on pages 8 and 14 of the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2020, filed with the Securities and Exchange Commission on August 7, 2020, which disclosure was provided to the Trust by Avalon (emphasis added):

“[D]uring April 2020, as a result of increased production costs necessary to operate the Underlying Properties, coupled with the sharp decline in oil and gas prices since the beginning of 2020, Avalon informed the Trustee that Avalon would be unable to pay on a timely basis the quarterly distribution amount it owes to the Trust for the three-month period ended March 31, 2020 and believes it will be unable to generate sufficient cash for quarterly payments to the Trust for the foreseeable future. Although the Trust has since announced a quarterly distribution for the three-month period ended June 30, 2020 (which primarily relates to production attributable to the Trust’s Royalty Interests from March 1, 2020 to May 31, 2020) of approximately $652,000, there is no assurance that Avalon will be able to make distributions in subsequent calendar quarters or pay the quarterly payment amount it owes the Trust for the three-month period ended March 31, 2020….”

“Based on Avalon's estimates for the next twelve months regarding projected production from the Underlying Properties and estimated pricing for WTI crude oil based on futures prices as of August 1, 2020 readily available in the public market, adjusted for differentials, and assuming that Avalon is unable to make the quarterly payment to the Trust for the three-month period ended March 31, 2020 as discussed below under

“Liquidity and Capital Resources—Future Trust Distributions to Unitholders”, cash available for distribution for the four consecutive quarters ending December 31, 2020, on a cumulative basis, may fall below $5.0 million, which would require the Trust to commence termination shortly after the required quarterly cash distribution is to be made in February 2021.”

Based on that disclosure, the Trustee believed that the termination of the Trust was likely to be triggered in February 2021. We therefore were surprised by the projected distributions to unitholders set forth in Exhibit A to your September 2 letter and by your statements regarding your belief that the Trust will be able to make cumulative distributions exceeding $5.0 million during each four-quarter period until March 2024. Counsel to the Trustee has separately requested supporting documentation for the estimates provided in your letter, which Avalon has provided and the Trustee is reviewing. The Trustee notes, however, that if actual production amounts or realized prices or both over the third and fourth quarters of 2020 are even slightly below your projections, cumulative distributions to unitholders for the four-consecutive-quarter period ending December 31, 2020 could still fall below $5.0 million.

The Trustee notes your assertion that “the royalty trust model no longer works.” Nevertheless, the projections provided in Exhibit A to your September 2 letter indicate that the Trust will continue to be able to distribute proceeds to Trust unitholders until March 2024. Meanwhile, whether the royalty trust model “works” or whether the economics of the properties underlying the Trust (the “Underlying Properties”) are unfavorable to Avalon is not the applicable standard. The instruments that conveyed the royalty interests (the “Royalty Interests”) to the Trust (the “Conveyances”) require Avalon to act in accordance with the “Reasonably Prudent Operator Standard,” which obligates Avalon to maintain the standard of conduct of a reasonably prudent oil and gas operator in the area of mutual interest under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Royalty Interests as a burden on such property.

The Trustee is aware that Avalon holds a right of first refusal to purchase the Trust assets that would be sold in a sale transaction pursuant to Section 9.03 of the Trust Agreement. Although this right might deter some potential buyers from making an offer to purchase the assets, BNYM’s recent experience with the sale process undertaken with respect to a similar oil and gas royalty trust with a similar if not identical sale process and right of first refusal resulted in multiple bidders. Meanwhile, the Trust likely will incur substantially lower expenses in such a sale process than would be incurred in a negotiated business combination transaction as suggested by Montare.

The Trustee also recognizes that Avalon has the right, under the Trust Agreement, to sell a portion of the Underlying Properties, free from and unburdened by the Royalty Interests, without the consent of the Trustee or the other unitholders, so long as the Trust receives fair value in the form of cash for the Royalty Interests having a fair value of not more than $5 million when combined with all Underlying Properties sold by Avalon during the preceding 12-month period. The Trustee believes that the purpose behind that provision, however, was not to enable Avalon to employ that sale procedure to force the Trust to enter into a merger with an entity with which Avalon has a close relationship.

In addition, you indicate in your September 2 letter that “the Trustee is passively waiting for a possible termination event to occur.” Under the Trust Agreement and related governing documents, the Trustee’s role, in fact, is intended to be passive, and mainly encompasses receiving payments with respect to the Royalty Interests as provided in the Conveyances, paying the expenses of the Trust, and distributing the remaining proceeds to the Trust unitholders. Meanwhile, the Trust Agreement provides that the Trust will trigger its termination upon the earlier of March 31, 2031 or the occurrence of one of the other events set forth in Section 9.02 of the Trust Agreement, at which point the Trustee is directed to commence the process of selling the Trust’s assets.

The Trustee notes Avalon’s statement that Montare could structure a transaction so as to eliminate all liabilities of the Trust as a result of its consummation. Although it is unclear to us how a transaction would be structured to accomplish this outcome, the Trustee is willing to listen to a proposal that would seek to do so.

More generally, although the Trustee has been willing to listen to Montare and Avalon’s thoughts about the transaction that Montare and Avalon would like to undertake with the Trust, and in fact has done so, the Trustee’s duties, as limited by the Trust Agreement, are solely to the unitholders. On the other hand, despite Avalon’s ownership of a substantial number of the units, due to the agreement between Avalon and Montare as noted in your letter, Avalon has interests that are different from those of the other unitholders. Further, despite your assertion that the positives of a transaction with Montare are clear, it is not clear to the Trustee that a transaction with Montare would provide more value to the unitholders than could reasonably be expected to be available from other potential bidders in a termination in accordance with the Trust Agreement or from the Trust continuing to make quarterly distributions to the unitholders in accordance with the Trust Agreement and the Conveyances. Your September 2 letter is the first time you have said anything about the price Montare would be willing to offer, and Montare itself has not communicated to the Trustee anything at all about any price. Unless Montare can demonstrate to the Trustee that a transaction with Montare will provide more value to the unitholders than could reasonably be expected to be available from other potential bidders or from the Trust continuing to make quarterly distributions to the unitholders in accordance with the Trust Agreement and the Conveyances, the Trustee continues to believe that its actions are in the best interest of the unitholders.

Please contact the undersigned at (512) 236-6555 and sarah.newell@BNYMellon.com or the Trustee’s legal counsel, Troy Harder at (713) 256-6892 and troy.harder@bracewell.com, or Ian Brown at (214) 758-1667 and ian.brown@bracewell.com, with any questions.

Very truly yours,

SANDRIDGE PERMIAN TRUST

By:	The Bank of New York Mellon Trust Company, N.A., as trustee

By:	/s/ Sarah Newell
Sarah Newell
Vice President

cc:	Brandon Hall
Carter Montgomery
Dickie Hunter
Phil Whitcomb
Janice Sharry
Tom Adkins
Troy Harder
Ian Brown